Exhibit 10.1

SIDE LETTER AND AGREEMENT

February 8, 2023

Richard A Karp

c/o TicTran Corp

849 Independence Ave Ste B

Ladies and Gentlemen:

Reference is made to that certain Cooperation Agreement dated as October 17, 2022 (the “Cooperation Agreement”), by and between BSQUARE Corporation (the “Company”) and The Richard A. Karp Trust (“Karp Trust”) and to that certain Mutual Non-Disclosure Agreement dated September 29, 2022 (the “MNDA”), between the Company and Richard A. Karp (“Mr. Karp,” and together with the Karp Trust, “Karp”).  Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Cooperation Agreement.

Pursuant to Section 4 of the Cooperation Agreement, the Company has given expedited consideration to appointing Richard A. Karp to the Board prior to the 2023 Meeting or including Mr. Karp as a nominee for election as a Class I director at the 2023 Meeting.  This side letter and agreement (this “Letter Agreement”) is to memorialize the terms discussed between the Parties for Mr. Karp to be nominated for election at the 2023 Meeting, in a manner that allows him fair opportunity to assess the Company and the Company fair opportunity to disclose a stable governance structure to its shareholders.

Accordingly, the Company agrees to include Mr. Karp as a nominee for election as a Class I director in the proxy statement for the 2023 Meeting (with the Board’s recommendation to shareholders that he be elected), subject to the remainder of this paragraph.  On April 1, 2023, the Parties agree that the second and third sentences of Section 6 of the Cooperation Agreement will be deemed of no further force and effect, the obligations set forth in Section 2 of the MNDA shall resume in all respects, and the definition of the “Disclosure Date” in Section 2 of the MNDA shall be amended to delete “November 30, 2022” and replace such date with the phrase:  “the date that is the beginning of the third trading day following the Company’s filing of its Form 10-Q for quarterly period ending March 31, 2023 (not to exceed May 18, 2023).”  At a time mutually agreed between the Parties after April 1, 2023, the Company agrees to provide to Mr. Karp a briefing on Board matters and to answer any questions Mr. Karp has regarding the Company.  After such briefing, Mr. Karp agrees to confirm to the Board in writing, at least five (5) days before the date the Company has conveyed to Mr. Karp for mailing of its proxy statement for the 2023 Meeting, whether he accepts the nomination, agrees to be named as a nominee in the proxy statement, and if elected agrees to serve as a Class I director, provided that if Mr. Karp does not provide such notice he will be deemed to have declined the nomination.

Karp agrees not to, and to use reasonable best efforts to cause its affiliates not to:  (1) make any shareholder proposal in respect of the 2023 Meeting, including to nominate any person (including Mr. Karp) to serve as a director; (2) join a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended); and/or (3) if Mr. Karp accepts the nomination and is elected to the Board, make any proposal for the 2024 annual meeting of shareholders.

This Letter Agreement shall be governed by the laws of the State of Washington, without regard to conflict of law principles, and any claims related to this Letter Agreement shall be brought in the manner described in Section 12 of the Cooperation Agreement.

This Letter Agreement, together with the Cooperation Agreement and the MNDA, constitutes an integrated written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof and superseding in all respects any and all prior written or oral agreements between or among the Parties.  No modification, amendment or waiver of any of the provisions contained in this Letter Agreement shall be binding upon any Party hereto unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.

[Remainder of Page Intentionally Blank. Signature Page Follows.]

Very truly yours,

BSQUARE CORPORATION

By: /s/ Ralph C. Derrickson

Ralph C Derrickson

Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Dated: February 27, 2023

By: /s/ Richard A. Karp

Richard A. Karp (in his individual capacity and
on behalf of The Richard A. Karp Trust)

[SIGNATURE PAGE TO SIDE LETTER AND AGREEMENT]